EXHIBIT 15

Letter Regarding Unaudited

Interim Financial Information

Alfa Corporation

Montgomery, Alabama

Ladies and Gentlemen:

Re:	Registration Statement No. 33-83134 on Form S-3 and 33-77916 and 33-76460 on Form S-8

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 7, 2003, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), our report dated August 7, 2003 related to our review of interim financial information is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

Atlanta, Georgia

August 7, 2003